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ABBVIE TRANSACTION IMGN Employee FAQs

On November 30, 2023, we announced that ImmunoGen entered into an agreement to be acquired by AbbVie for $31.26 per share of ImmunoGen stock in cash for a total equity value of approximately $10.1 billion. The transaction is expected to close in mid-2024, subject to ImmunoGen shareholder approval, regulatory approvals, and satisfaction of other customary closing conditions. Upon the closing of the transaction, ImmunoGen will become a subsidiary of AbbVie. Until then, ImmunoGen remains a separate public company and will operate as a standalone business.

In the coming months, we will continue to run our business as we have been. We will work closely with AbbVie between now and close to establish core operating principles for integration planning and will share information with you as it becomes available.

Below, you will find answers to a broad range of questions received from employees across the business. At this time, we are unable to answer all of your questions; however, we have captured many of them in this document and have a list of questions that we are currently unable to answer. You can submit additional questions anonymously here via Forms.

TRANSACTION

1.	What was announced? What are the terms of the transaction? When would you expect it to close?

On November 30, 2023, we announced that ImmunoGen entered into an agreement to be acquired by AbbVie. Under the terms of the transaction, AbbVie will acquire all outstanding shares of ImmunoGen for $31.26 per share of ImmunoGen stock in cash. The transaction is expected to close in mid-2024, subject to ImmunoGen shareholder approval, regulatory approvals, and satisfaction of other customary closing conditions.

2.	Are any contingencies required for the deal to close (e.g., achievement of business milestones, etc.)?

None other than ImmunoGen shareholder approval, regulatory approvals, and satisfaction of other customary closing conditions. ImmunoGen is to carry on its business in the ordinary course.

3.	What happens after closing?

The merger will be completed. Previously outstanding shares of ImmunoGen stock will be canceled, shareholders will receive $31.26 per share in cash, and ImmunoGen will become a subsidiary of AbbVie.

4.	Can you tell us more about AbbVie and ImmunoGen’s strategic rationale of the transaction?

AbbVie is a global, diversified research-based biopharmaceutical company positioned for success with a comprehensive product portfolio that has leadership positions across immunology, oncology, aesthetics, neuroscience, and eye care. AbbVie uses its expertise, dedicated people, and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases. The combination of ImmunoGen with AbbVie will enhance the ability to deliver ELAHERE to more eligible patients around the world by leveraging a global commercial infrastructure and clinical/regulatory expertise. As expressed in the press release announcing the transaction, this acquisition will also accelerate AbbVie’s entry into the solid tumor space and advance the development of their pipeline of novel ADCs. Visit the AbbVie site on Linker and refer to the press release and AbbVie’s investor presentation to learn more.

5.	Will the ImmunoGen name and brand remain?

Nothing changes at this time. ImmunoGen continues to operate as an independent public company until the closing of the transaction.

6.	Who approached whom? How did this come about? How long has this deal been in process? Was it a competitive process?

The history of the discussions and details of the process will be provided in the SEC (Securities and Exchange Commission) disclosure documents that ImmunoGen will file.

Published: 12/21/2023

This document is for internal reference only. Do not replicate, forward, or distribute.

7.	What should I do if I am contacted by an external party, such as the media or an investor?

The SEC has very specific communication standards related to a transaction like this, and it is critically important that the company follow these guidelines. As a result, if you are contacted by the media, an investor, or any other outside party, do not respond and immediately forward the inquiry to Courtney O’Konek.

8.	I need to inform key stakeholders about the transaction. Do we have templated language or FAQs to help with this?

Details about the transaction should be communicated externally by a select group of ImmunoGen executives and lawyers. However, if you need to communicate with key stakeholders that the transaction has been announced, templated email messages have been prepared and are available from Courtney O’Konek.

9.	How can I get answers to questions that I receive from members of my team?

Please direct questions to your ExCo member.

INTEGRATION PLANNING

10.	How will integration planning be managed?

AbbVie and ImmunoGen will establish mirrored cross-functional teams to plan the integration. Stacy Coen will serve as the Integration Lead for our new Integration Management Office (IMO), for which ExCo will provide oversight. Stacy will be supported by our IMO leads, Jim Giordani (Executive Director, Corporate Planning and Program Management) and Nelson Azoulay (VP, Corporate Development). Jim and Nelson will help facilitate the day-to-day interactions with the AbbVie Transition Office (ATO) while also working with workstream leads from ImmunoGen’s complimentary functions to plan for deal closure. Our IMO workstream leads will be named shortly and the full IMO team will have a kickoff meeting during the first week of 2024 to align on scope, roles, responsibilities, and supporting business processes. Moving forward, expect to receive updates about integration planning from the IMGN Integration Management Office (imgn-imo@immunogen.com) email handle as new information becomes available.

EMPLOYMENT

11.	Will there be layoffs before the transaction closes?

No.

12.	Will my job remain the same?

Nothing changes at this time as a result of the transaction. ImmunoGen continues to operate as an independent public company until the closing of the transaction.

13.	Will there be a job for me in the new company or will my position be eliminated?

AbbVie has made clear that it values ImmunoGen’s deep talent pool and its importance to ImmunoGen’s mission. It is still early in the process and many details have yet to be worked out; so, the answer is unknown, but we are committed to sharing information when it becomes available.

14.	If I currently have an accommodation for the 3:2 hybrid policy, will it remain in effect?

We have not received any information about AbbVie’s approach to in-office vs hybrid vs fully remote work. In the meantime, refer to ImmunoGen’s Hybrid Work Guidelines here on Linker.

COMPENSATION AND BENEFITS

15.	Is the trading window still open and will approvals to trade be approved through the previously communicated date?

The trading window has closed. We anticipate reopening the window two trading days after our year-end earnings call in early March 2024.

Published: 12/21/2023

This document is for internal reference only. Do not replicate, forward, or distribute.

16.	What happens to my stock options and RSUs?

At the closing, all ImmunoGen RSUs and stock options granted prior to November 30, 2023, to the extent outstanding and unvested, will vest in full, and all vested equity awards will then be cashed out. The cash payment will be subject to applicable taxes. You are not required to take any specific action in connection with the cash out of your RSUs or options. All ImmunoGen RSUs granted on or after November 30, 2023, will be converted to AbbVie RSUs at the closing and will continue to vest in accordance with their original vesting schedule.

17.	Will we need to exercise our unexercised stock options?

No, the cash out of ImmunoGen stock options granted prior to November 30, 2023 will happen automatically at the closing.

18.	Can you provide further detail on the treatment of RSUs granted after November 30, 2023?

ImmunoGen RSUs granted on or after November 30, 2023 that are outstanding immediately prior to the closing of the merger will be converted to AbbVie RSUs of comparable value at the closing; the vesting schedule of these converted RSUs will remain unchanged. If an employee with unvested AbbVie RSUs granted as a result of the closing is terminated by AbbVie without “cause” within one year following the closing, the RSUs will immediately vest in full on the employee’s termination date.

19.	Generally, how will compensation for 2023 performance be handled? Will bonuses be awarded? Will stock be awarded and, if so, will that stock also immediately vest?

Year-end performance assessments are underway and annual cash bonuses will be paid in accordance with ImmunoGen’s historical practices (expected to be on or about March 8, 2024). Annual equity awards will be made in the form of ImmunoGen RSUs with a three-year vesting schedule. These RSUs will be converted into AbbVie RSUs at closing and will continue to vest in accordance with their original vesting schedule following the closing. If an employee with unvested AbbVie RSUs granted as a result of the closing is terminated by AbbVie without “cause” within one year following the closing, the RSUs will immediately vest in full on the employee’s termination date.

20.	Will retention payments be offered by ImmunoGen to any employees?

Given the acceleration of equity provided to employees as part of this deal, retention payments are not being broadly offered. Retention payments may be offered to select employees; if offered, these payments remain confidential between the affected employees and ImmunoGen.

21.	Will my pay change (base compensation, bonus, commission, etc.)? How will my benefits be affected?

Between now and the closing, your compensation and benefits will remain the same. The annual bonus for the fiscal year ending December 31, 2023 will be paid as explained above (see the response to question 19) in the ordinary course (expected to be on or about March 8, 2024), subject to continued employment and the terms of our bonus plan. We will make ordinary course merit increases and promotions for employees in early 2024, as planned, for 2023 performance. AbbVie has committed to maintain, for each individual employed at the time of the closing who remains employed following the closing, base salary or wages and a target annual bonus opportunity that are at least as favorable as those provided to the individual at closing, as well as employee benefits that are at least as favorable in the aggregate as the benefits provided to the individual at closing. This commitment will extend for one year following the closing of the merger.

22.	Is there an impact on our Employee Stock Purchase Plan (ESPP)? What happens with the offering period under ESPP that will end in December? Will the ESPP still be offered this cycle? What about in H1 2024? When will payroll deductions stop for ESPP? What about my contributions to the ESPP?

The current offering period under the ESPP will conclude as planned on December 31, 2023 and ImmunoGen shares will be purchased using the funds contributed by employees via payroll deduction. Those ImmunoGen shares, to the extent outstanding at the time the merger closes, will be treated as outstanding shares for purposes of the merger (e.g., purchased by AbbVie for $31.26/share). After December 31, 2023, ImmunoGen’s ESPP will be suspended; there will be no offering period beginning January 1, 2024 and no employee contributions collected via payroll deduction in 2024.

Published: 12/21/2023

This document is for internal reference only. Do not replicate, forward, or distribute.

23.	Can you please clarify Mark’s comments during the All Company Zoom that for any employee that continues on with AbbVie after the closing, those employees will receive their base salary and a target annual bonus opportunity that are at least as favorable as those provided closing, as well as employee benefits that are at least as favorable in the aggregate as those benefits provided at closing and that this commitment will extend for the period of one year following the closing of the merger. What is meant by this? Will we all stay on for a year and does that mean our jobs are safe?

Please see the response to question 21 regarding AbbVie’s commitment to maintain salary, target annual bonus opportunity, and employee benefits following the closing. AbbVie has not committed to or made any statement concerning the retention of ImmunoGen employees following the closing and you should not draw any inferences at this time about post-closing retention.

24.	Can I take my planned vacation over the holidays?

Yes. If you have scheduled time off over the holidays, please take it and enjoy the time off. You should continue to follow our standard process for requesting vacation time via SuccessFactors.

25.	Will my unused vacation time carry over into 2024 (per ImmunoGen’s usual process of carrying over up to 80 hours)? Will my vacation time carry over to AbbVie?

Yes, vacation time will carry over into 2024 per ImmunoGen’s normal practice.

26.	Is there any impact on our 2023 or 2024 Flexible Spending Account?

There is no impact on FSAs prior to the closing.

27.	If my position is eliminated, will I receive a severance package?

If you are eligible to participate in ImmunoGen’s Severance Pay Plan as of the closing, AbbVie has committed to maintaining those benefits for at least one year following the closing of the merger.

28.	Is there a European severance pay plan we can reference?

Each EU employee has an individual employment agreement that addresses this subject.

29.	Will any financial incentives be offered to attract new hires?

Prior to the closing, ImmunoGen will continue to hire employees in accordance with its hiring plans. The terms of employment offers will be determined by HR in accordance with historical practices and current labor market conditions.

These FAQs relating to compensation and benefits are a summary for informational purposes. In the event of a conflict with a plan or agreement, the terms of the applicable plan or agreement will govern. As usual, your employment is at-will and we and AbbVie reserve the right to amend or terminate any benefit plan subject to its terms and applicable law.

BUSINESS CONTINUITY

30.	How will we operate with AbbVie?

Until the transaction closes, we will continue to operate independently. In parallel, a dedicated team of ImmunoGen colleagues, led by Stacy Coen with support from Jim Giordani and Nelzon Azoulay, will begin working with AbbVie on integration planning. These activities will be handled through a newly formed Integration Management Office (IMO). See the response to question 10 for additional detail.

31.	What role will Mark play going forward?

Until the closing of the transaction, ImmunoGen will continue to operate as an independent company and Mark will continue in his current role as CEO of ImmunoGen.

Published: 12/21/2023

This document is for internal reference only. Do not replicate, forward, or distribute.

32.	Will there be changes in leadership?

Until the closing of the transaction, ImmunoGen will continue to operate as an independent company, led by Mark and the existing Executive Committee (ExCo).

33.	Will we still build the labs at 830 Winter Street?

We are continuing with business as usual, including the lab build-out.

34.	Mark mentioned it is “business as usual” until the transaction closes, but what does that really mean for the EU build, large projects (e.g., ERP, BCG work), planning cycles, and decision making in general?

It is imperative that we continue to execute at ImmunoGen according to our current strategy, objectives, and operating plan. Unilateral determinations to slow or stop activities should not be made due to the pending acquisition of ImmunoGen by AbbVie. That said, there are a very limited set of items that require discussion or consent from AbbVie. These items will be handled solely by the Integration Management Office (IMO) — you should not be affected by these items. If you are in doubt about any of your activities, please speak to your ExCo member or Stacy Coen, our Integration Lead.

35.	Do we have to get approval from AbbVie on critical decisions before close?

ImmunoGen will continue to operate as an independent company. Our merger agreement contains certain customary operating expectations, which will ensure our programs continue on-track. There are a very limited set of items that require discussion or consent from AbbVie. These items will be handled solely by the Integration Management Office (IMO) — you should not be affected by these items. If you are in doubt about any of your activities, please speak to your ExCo member or Stacy Coen, our Integration Lead.

36.	How should we think about budgets moving forward?

Our 2024 budget was presented to and approved by our Board of Directors on December 14, 2023, in line with our current strategies and goals.

37.	How will these developments impact near-term hiring?

We will continue to hire according to our existing plan.

38.	How will this impact our clinical trials?

All ImmunoGen-sponsored clinical trials remain ongoing.

39.	Does this transaction mean, as part of AbbVie, we wouldn’t continue our pipeline R&D focus?

Our commercial success with ELAHERE is a direct reflection of our R&D effectiveness, and AbbVie has stated that geographic and label expansion for ELAHERE will remain an important focus for the combined company moving forward. AbbVie has commented that ImmunoGen’s technologies, scientific expertise, and promising ADC pipeline targeting hematologic malignancies and solid tumors complements and enhances its oncology ADC efforts.

40.	How does this affect the work ImmunoGen is doing with existing partners, like Huadong, Takeda, and Oxford Biotherapeutics?

Our operational plans remain unchanged, including our agreements with our partners.

41.	How do I handle or transition external relations with patient advocacy groups, physicians, customers, regulatory agencies, vendors, clinical trial sites, etc.? What type of transition will occur before closing?

Until the closing of the transaction, ImmunoGen will continue to operate as an independent company. These matters will be addressed as part of any post-closing integration plan; for the time being, you should continue to manage all external relations as usual.

Published: 12/21/2023

This document is for internal reference only. Do not replicate, forward, or distribute.

42.	When will we know more information? What will be the cadence of communications during the interim period?

ExCo and the IMO are committed to providing updates as they are available. The AbbVie Transaction site on Linker is now live, and will house all communications related to the transaction. You may also direct any questions you have to your ExCo member, Courtney O’Konek, or submit them anonymously via forms here.

Additional Information and Where to Find It

This communication relates to the proposed acquisition of ImmunoGen, Inc. (“ImmunoGen”) by AbbVie Inc. (“Parent”). This communication does not constitute a solicitation of any vote or approval. In connection with the proposed transaction, ImmunoGen plans to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail or otherwise provide to its stockholders a proxy statement regarding the proposed transaction. ImmunoGen may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the proxy statement or any other document that may be filed by ImmunoGen with the SEC.

BEFORE MAKING ANY VOTING DECISION, IMMUNOGEN’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY IMMUNOGEN WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE THEREIN BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at an ImmunoGen stockholder meeting to approve the proposed transaction or related matters, or other responses in relation to the proposed transaction, should be made only on the basis of the information contained in ImmunoGen’s proxy statement. Stockholders may obtain a free copy of the proxy statement and other documents ImmunoGen files with the SEC (when available) through the website maintained by the SEC at www.sec.gov. ImmunoGen makes available free of charge on its investor relations website at www.immunogen.com copies of materials it files with, or furnishes to, the SEC.

The proposed transaction will be implemented solely pursuant to the Agreement and Plan of Merger, by and among ImmunoGen, Athene Subsidiary LLC, Athene Merger Sub Inc. and Parent, dated as of November 30, 2023 (the “Merger Agreement”), which contains the full terms and conditions of the proposed transaction.

Participants in the Solicitation

ImmunoGen and certain of its directors, executive officers and certain employees and other persons may be deemed to be participants in the solicitation of proxies from ImmunoGen’s stockholders in connection with the proposed transaction. Security holders may obtain information regarding the names, affiliations and interests of ImmunoGen’s directors and executive officers in ImmunoGen’s definitive proxy statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2023 and in the Company’s Current Report on Form 8-K filed with the SEC on September 18, 2023. Additional information concerning the interests of ImmunoGen’s participants in the solicitation, which may, in some cases, be different than those of ImmunoGen’s stockholders generally, will be set forth in ImmunoGen’s proxy statement relating to the proposed transaction when it is filed with the SEC and other materials that may be filed with the SEC in connection with the proposed transaction when they become available. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and the investor relations page of the ImmunoGen’s website at www.immunogen.com.

Published: 12/21/2023

This document is for internal reference only. Do not replicate, forward, or distribute.

Cautionary Statement Regarding Forward Looking Statements

This communication includes forward-looking statements that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those implied by the forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of ImmunoGen and members of its senior management team and can typically be identified by words such as “believe,” “expect,” “estimate,” “predict,” “target,” “potential,” “likely,” “continue,” “ongoing,” “could,” “should,” “intend,” “may,” “might,” “plan,” “seek,” “anticipate,” “project” and similar expressions, as well as variations or negatives of these words. Forward-looking statements include, without limitation, statements regarding the proposed transaction, similar transactions, prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for ImmunoGen’s business; the commercial success of ImmunoGen’s products; the anticipated timing of clinical data; the possibility of unfavorable results from clinical trials; the timing of and receipt of filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; and the accuracy of any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of factors. Factors that could cause future results to differ materially from such expectations include, but are not limited to: uncertainties as to the timing of the merger; uncertainties as to how many of ImmunoGen’s stockholders will vote their stock in favor of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the ability of the parties to consummate the proposed transaction on a timely basis or at all; the satisfaction of the conditions precedent to the consummation of the proposed transaction, including the ability to secure regulatory approvals and stockholder approval on the terms expected, at all or in a timely manner; the effects of the transaction (or the announcement or pendency thereof) on relationships with associates, customers, manufacturers, suppliers, employees (including the risks relating to the ability to retain or hire key personnel), other business partners or governmental entities; transaction costs; the risk that the merger will divert management’s attention from ImmunoGen’s ongoing business operations or otherwise disrupts ImmunoGen’s ongoing business operations; changes in ImmunoGen’s businesses during the period between now and the closing; certain restrictions during the pendency of the proposed transaction that may impact ImmunoGen’s ability to pursue certain business opportunities or strategic transactions; risks associated with litigation; the successful execution of the collaboration with Takeda and their development and commercialization efforts; the timing and outcome of ImmunoGen's clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense, and results of clinical trials and regulatory processes; the timing and outcome of anticipated interactions with regulatory authorities; the risk that ImmunoGen may not be able to obtain adequate price and reimbursement for any approved products, including the potential for delays or additional difficulties for ELAHERE in light of the FDA granting accelerated approval; and other factors as set forth in ImmunoGen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2023, ImmunoGen’s Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on April 28, 2023, July 31, 2023 and November 2, 2023, and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this communication speak only as of the date of this communication. ImmunoGen undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law. The information set forth herein speaks only as of the date hereof.

Published: 12/21/2023

This document is for internal reference only. Do not replicate, forward, or distribute.